EXHIBIT (n)
                                 Rule 18f-3 Plan


                             SIT MUTUAL FUNDS, INC.

                               MULTIPLE CLASS PLAN

This Multiple Class Plan ("Plan") is adopted by Sit Mutual Funds, Inc., (the "Company") a Minnesota Corporation and the issuer of the series of shares of common stock representing the open-end management investment companies set forth in the Exhibit A hereto (each a "Fund", and collectively the "Funds"), with respect to the classes of shares (individually a "Class" and together "Classes") of the Funds set forth in Exhibit A.

1.    Purpose
      -------
      This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), so as to allow each Fund to issue more than one Class of shares in reliance on Rule 18f-3 and to make payments as contemplated herein.

2.    Separate Arrangements/Class Differences
      ---------------------------------------
      a) Designation of Classes: Each of the Funds set forth in Exhibit A offers two Classes of shares: Class S shares and Class I shares.

      b) Class Characteristics: Each class of a Fund's shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth in this Plan. The basic characteristics of each Class are:

            i)    Class I Shares:
                  ---------------
                  o Class I shares are comprised of the original class of shares offered by the Fund since its inception; and
                  o Class I shares are offered for sale at net asset value per share without the imposition a distribution fee.

            ii)   Class S Shares:
                  ---------------
                  o Class S shares are offered for sale at net asset value per share and are subject to a distribution fee pursuant to the distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, which provides for an annual distribution fee calculated as a percentage of the average daily net assets of each Fund attributable to Class S shares. The distribution fees for Class S shares will be used to pay recipients a distribution fee for promoting and distributing Class S shares and servicing Fund investors as contemplated in the distribution plan.

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      c)    Minimum Investment Amounts: The applicable minimum initial investment for each Class of a Fund is set forth in such Fund's prospectus and Exhibit A.

      d) Voting Rights: Shareholders of each Class are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders. Shareholders of a particular Fund will vote in the aggregate and not by Class except (i) as otherwise expressly required by law or when the Board of Directors of a Fund determines that the matter to be voted upon affects only the interests of the shareholders of a particular Class, and (ii) with respect to matters related to any shareholder servicing plan or distribution plan adopted by the Board of Directors of a Fund with respect to such Class.

3.    Fees and Expense Allocations
      ----------------------------
      a) Fees: Each Class may have a different arrangement for shareholder and distribution services. Class I shares pay no distribution fees. Class S shares pay fees under the distribution plan adopted on behalf of such shares pursuant to Rule 12b-1 under the 1940 Act.

      b) Expense Allocations: Pursuant to the Investment Management Agreement by and between the Company and the Fund's Adviser Sit Investment Associates, Inc. dated November 1, 1992 as amended, except for extraordinary expenses (as so designated by a majority of the directors of the Company, including a majority of said directors who are not "interested persons" of the Company or of Sit Investment Associates, Inc., as defined in the 1940 Act), fees paid under a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act for class S of Sit Dividend Growth Fund (series G of Sit Mutual Funds Inc.), interest, brokerage commissions and other transaction charges relating to investing activities incurred by the Company on behalf of each aforementioned Fund, Sit Investment Associates, Inc. bears all of each Fund's expenses. Expenses not borne by Sit Investment Associates, Inc. may be attributable to a particular Class of shares ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class. Fees and expenses that are not Class Expenses are allocated among the Classes on the basis of their respective net asset values. Class S of Sit Dividend Growth Fund (series G of Sit Mutual Funds Inc.) will pay fees under the distribution plan adopted on behalf of such shares pursuant to Rule 12b-1 under the 1940 Act.

      c) Waiver: The Funds' Adviser may agree to waive the fees and/or reimburse the Class Expenses of any Class.

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4.    Exchange Features
      -----------------
      Holders of the Class I shares of any of the Funds may exchange such shares for Class I shares of any other Fund at net asset value. Holders of Class S shares of any of the Funds may exchange such shares for Class S shares of any other Fund at net asset value. The exchange privileges of any Class may change from time to time as described in the prospectus of such Class.

5.    Conversion Features
      -------------------
      Class I shares of any of the Funds will be converted into Class S shares of such Fund, and Class S shares of any of the Funds will be converted into Class I shares of such Fund at such time and under such circumstances as set forth in the then current prospectus for the applicable Class.


6.    Grandfather Exemptions
      ----------------------
      The Funds' Adviser shall establish procedures and rules to exempt holders of shares of any Sit Mutual Fund, including the Funds, as of the effective date of the Plan from the Plan's conversion features and the minimum investment requirements. Such grandfather provisions shall be disclosed in the Funds' prospectus for the applicable Class.

7.    Effectiveness and Amendment
      ---------------------------
      This Plan shall become effective with respect to each Class, to the extent required by Rule 18f-3, after approval by a majority vote of: (i) a Fund's Board of Directors; and (ii) the members of a Fund's Board of Directors who are not interested persons of such Fund, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of the Plan. Any material amendment to this Plan with respect to a Class must be approved by a majority of the applicable Fund's Board of Directors, including a majority of the Directors who are not interested persons of the Funds, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable Class, which contains additional information about that Class.

8.    General
      -------
      On an ongoing basis, the Board of Directors will monitor the Plan for any material conflicts between the interests of the Classes of Shares. The Board of Directors will take such action as is reasonably necessary to eliminate any conflict that develops. The Funds' Adviser will be responsible for alerting the Board of Directors to any material conflicts that may arise.


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                             SIT MUTUAL FUNDS, INC.

                               MULTIPLE CLASS PLAN

                                    EXHIBIT A



                                                Minimum             Minimum
                                             Investment          Investment
                                                Regular                 IRA
Fund Name / Classes                             Account             Account
-------------------                             -------             -------
Sit Dividend Growth Fund
  (series G)
      Class S                                    $5,000              $2,000
      Class I                                   100,000             100,000
















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